SMART SAND, INC. DECLARES SPECIAL DIVIDEND OF $0.10 PER SHARE

YARDLEY, Pennsylvania, July 23, 2025 (PR Newswire) -- Smart Sand, Inc. (NASDAQ: SND) (“Smart Sand” or the “Company”) announced today that its board of directors has declared a special cash dividend on the Company’s common stock of $0.10 per share, payable on August 14, 2025, to stockholders of record as of the close of business on August 4, 2025.

“We are excited to continue our strategy of returning value to our stockholders through this special dividend,” said Charles Young, the Company’s Chief Executive Officer. “As we look forward, we remain committed to managing our costs and maximizing our efficiency in order to provide additional opportunities to return value to our stockholders.”

About Smart Sand:

Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistics solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company offers logistics solutions to its customers through in-basin transloading terminals and its SmartSystemsTM wellsite storage and sand management capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

Contact:

Lee Beckelman
Phone: (281) 231-2660
Email: lbeckelman@smartsand.com